Exhibit 99.1

November 13, 2006

Dear Fellow Shareholder:

On October 30, 2006, our Board of Directors declared an initial liquidating distribution of $3.50 per share of our common stock to shareholders of record on November 10, 2006, which is to be paid today.  If you are a record holder, your check is enclosed with this letter. If you hold your shares through a broker, the distribution should have been deposited in your account on November 16, 2006.

On November 7, 2006, AmeriVest filed its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2006.  Copies of this report are available from the Securities and Exchange Commission at its website, www.sec.gov, or on our website at www.amvproperties.com.  At this time, I would like to take the opportunity to bring you up to date on the progress made under our Plan of Liquidation that was approved by our shareholders on May 24, 2006.

Status of Our Plan of Liquidation

•                  On July 18, 2006, we announced an agreement to sell our entire portfolio of twelve office properties to Koll/PER LLC, a limited liability company owned by The Koll Company of Newport Beach, California and the Public Employee Retirement System of Idaho (PERSI) for a gross purchase price of $273 million (less a reserve for capital expenditures of approximately $850,000) which includes an assumption of existing property level debt of approximately $126 million.

•                  By October 30, 2006, we completed the sales of six buildings, generating net cash proceeds of almost $92 million, from which the initial liquidating distribution was declared on October 30, 2006, to be paid on November 16, 2006.

•                  On November 8, 2006, subsequent to the declaration of the initial liquidating distribution, we completed the sale of three additional properties, which generated an additional $17.6 million in net cash proceeds.

•                  Closings on the remaining three properties will be scheduled as loan assumption approval is received from the lender for the securitized loan encumbering the properties and other traditional closing activities are completed.  There can be no assurance that these additional closings will occur under the Koll/PER agreement or otherwise.

•                  Once the closings have been completed, we will finalize our plans to wind up our operations and complete the liquidation of the Company.

1780 S. Bellaire Street, Suite 100, Denver, CO  80222

Phone: (303) 297-1800 * Fax: (303) 296-7353

Estimated Range of Liquidating Distributions

The estimated liquidation range presented to shareholders in the proxy for the May 24, 2006 meeting was $4.20 to $4.80 in aggregate cash per share of common stock.  In connection with the execution of the Koll/PER agreement, in July 2006, we updated our range of estimated cash distributions in liquidation to $5.05 to $5.35 in aggregate cash per share.  Detailed estimates supporting the low end of this range were contained in our second quarter report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2006. Based upon the actual results achieved in our property closings to date and on updates of our assumptions based on interim operating results and our experience in the closings which have occurred, we have further updated our range of estimated cash distributions in liquidation to $5.40 to $5.65 in aggregate cash per share.  Detailed estimates supporting the low end of this range are contained in our third quarter report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2006.  In connection with the sale of the three properties on November 8, 2006 described above, the Company did not incur the $3.5 million prepayment penalty that had been reserved at September 30, 2006.  Once the final properties have been sold and a determination made as to the establishment of reserves for our liquidating trust, we expect to further update this liquidation range.

Liquidating Distributions and Formation of Liquidating Trust

As announced on October 30, 2006, an initial liquidating distribution in the amount of $3.50 per share to shareholders of record as of November 10, 2006 is scheduled for payment on November 16, 2006.  On or before the end of the year, provided we have closed the remaining three properties mentioned above, we expect to declare a second liquidating distribution and transfer the remaining assets and liabilities of AmeriVest to a liquidating trust, which will remain in existence until all potential claims and obligations have been satisfied.  Upon formation of the liquidating trust, each shareholder of AmeriVest will automatically become the holder of one unit of beneficial interest in the trust for each share of AmeriVest common stock they hold, and all outstanding shares of AmeriVest common stock will automatically be deemed cancelled. In order to minimize expenses of the Trust, we plan to seek relief for the trust from registering the units under Section 12(g) of the Securities Exchange Act of 1934, as amended, and its obligation to file periodic reports.  The trustee or trustees of the liquidating trust may, from time to time, declare special distributions from the trust or may hold proceeds in the trust until termination of the trust. Any special distributions will be made in the sole discretion of the trustee or the trustees of the trust.

Subject to limited exceptions related to transfer by will, intestate succession or operation of law, the units will not be transferable nor will a trust unit holder have authority, opportunity or power to sell or in any other manner dispose of any units.  As a result, the beneficial interests in the liquidating trust will not be listed on any securities exchange or quoted on any automated quotation system of a registered securities association.  Shareholders who may need or wish liquidity with respect to their AmeriVest common stock before the liquidating trust makes final liquidating distributions should consider selling their shares before the announced date of formation of the liquidating trust,  while the common stock is still traded on an established market.

At this time, the exact amount and timing of a second or subsequent liquidating distribution and the exact date of formation of the liquidating trust and cessation of trading of AmeriVest common stock have not yet been determined.  Once finalized, such information will be communicated via filings with the Securities and Exchange Commission and through broadly disseminated press releases.  It will also be available on our website:  www.amvproperties.com.  For additional information on AmeriVest, please refer to our website or to the SEC’s website at www.sec.gov.

Thank you for your investment and support.  It has been an honor and a privilege to serve as your chief executive officer and I hope you are pleased with the progress we have made to date on the Plan of Liquidation.

Very truly yours,

Charles K. Knight

President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS

In addition to historical information, this letter contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual results to differ materially include, without limitation, the consummation of the proposed portfolio sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting (filed April 18, 2006) and from time to time in the Company’s filings with the Securities and Exchange Commission.